Exhibit 99.1
                                                                    ------------
FOR IMMEDIATE RELEASE

CONTACT:

Kye Presley-Dowd
Media Relations
Pathnet
(202) 295-3286
kpresleydowd@pathnet.net

Becky Haight
Investor Relations
Pathnet
(877) 227-5600
investor@pathnet.net


                       PATHNET ANNOUNCES MANAGEMENT CHANGE

WASHINGTON, D.C., February 12, 1999 - Pathnet, Inc., a privately held "carrier's carrier" of digital telecommunications capacity to under-served and second- and third-tier U.S. markets, announced today that the company's founder David Schaeffer will no longer serve as Chairman of the Board or Treasurer of the company. Although he will have no continuing operating role in the business, Mr. Schaeffer will continue to serve as a member of the Board of Directors.

Pathnet president and chief executive officer, Richard A. Jalkut, announced that William R. Smedberg, currently the Vice President, Finance and Corporate Development, will replace Mr. Schaeffer as Treasurer.

Pathnet is a leading "carrier's carrier" providing high-quality, low-cost, digital fiber and wireless telecommunications capacity to under-served and second- and third-tier U.S. markets. The company's strategy is to partner with owners of telecommunications assets, including utility, pipeline and railroad companies, to upgrade and aggregate existing infrastructure to a state-of-the-art SONET network. Pathnet currently has 2,000 route miles of completed network, an additional 5,000 route miles under construction and 10,000 route miles of network under contract. Due to demand and opportunity, Pathnet has recently expanded the scope of its existing business strategy to include fiber. Pathnet offers telecommunications service to inter-exchange carriers, local exchange carriers, Internet service providers, Regional Bell Operating Companies, cellular operators and resellers.

This press release contains some matters that are forward-looking statements. The reader is cautioned that these forward-looking statements, such as plans to sign additional agreements with private network operators; offer services to telecom service providers; enter into partnering, co-development and anchor tenant arrangements; building a digital network; and statements regarding the development of Pathnet's business, and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events may differ materially as a result of risks facing Pathnet. For a discussion of factors that could affect the forward-looking statements, see Pathnet's public filings on file with the Securities and Exchange Commission.